Exhibit 99.1

ALTRIA REPORTS 2016 FIRST-QUARTER RESULTS AND
REAFFIRMS FULL-YEAR ADJUSTED EPS GUIDANCE

▪	Altria’s 2016 first-quarter reported diluted earnings per share (EPS) increased 19.2% to $0.62, as comparisons were affected by special items.

▪	Altria’s 2016 first-quarter adjusted diluted EPS, which excludes the impact of special items, increased 14.3% to $0.72.

▪	Altria reaffirms its 2016 full-year adjusted diluted EPS guidance to be in a range of $3.00 to $3.05, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.80 in 2015.
RICHMOND, Va. - April 28, 2016 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2016 first-quarter business results and reaffirmed its guidance for 2016 full-year adjusted diluted EPS.
“Altria is off to an excellent start in 2016, growing adjusted diluted earnings per share by 14.3% despite a tough 2015 comparison,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Our first-quarter results illustrate the strength of our core tobacco businesses and our focus on execution. And Altria paid shareholders over $1.1 billion in dividends during the quarter.”
“The smokeable products segment continued its outstanding performance with contributions across the brand portfolio. In smokeless products, USSTC continues to execute its strategies, including the successful national expansion of its innovative Copenhagen Mint.”
“We also have made significant progress against the $300 million productivity initiative we announced on January 28th. Among other actions, we completed the realignment of our organization in the quarter,” said Mr. Barrington.
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on April 28, 2016 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In February 2016, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.565 per share. The current annualized dividend rate is $2.26 per share. As of April 22, 2016, Altria’s annualized dividend yield was 3.7%. Altria paid over $1.1 billion in dividends in the first quarter and expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the first quarter, Altria repurchased 2.8 million shares at an average price of $59.81 for a total of $168 million. As of March 31, 2016, Altria had approximately $797 million remaining in the current $1 billion share repurchase program, which it expects to complete by the end of 2016. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
In e-vapor, Nu Mark, LLC continued to expand distribution of MarkTen XL, as early marketplace results have been encouraging in lead markets. On the heated tobacco platform, Altria’s work with Philip Morris International Inc. on an application for a modified risk tobacco product claim remains on track to be submitted to the U.S. Food and Drug Administration (FDA) by the end of 2016.
Anheuser-Busch InBev’s Proposed Business Combination with SABMiller
On November 11, 2015, Anheuser-Busch InBev SA/NV (AB InBev) and SABMiller plc (SABMiller) jointly announced that they had reached agreement on the terms of AB InBev’s offer to effect a business combination with SABMiller.
As previously announced, when the transaction is completed, Altria expects to exchange its approximate 27% economic and voting interest in SABMiller into an approximate 10.5% equity interest in the new, combined company and receive approximately $2.5 billion in pre-tax cash. Further, the announced transaction will provide Altria with two seats on the new company’s board of directors and continued use of equity accounting for the beer asset’s contribution to Altria’s earnings. These benefits are subject to any proration that may occur. Finally, Altria anticipates the transaction structure to provide tax efficiency.
Productivity Initiative
In January 2016, Altria announced a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness. The initiative, which reduces spending on certain selling, general and administrative (SG&A) infrastructure and implements a leaner organizational structure, is expected to deliver approximately $300 million in annualized productivity savings by the end of 2017.
Altria estimates total pre-tax restructuring charges in connection with the initiative of approximately $140 million. During the first quarter, Altria recorded pre-tax charges of $122 million and expects the remaining charges to be incurred during the remainder of 2016. These charges, substantially all of which will result in cash expenditures, consist of employee separation costs of approximately $120 million and other associated costs of approximately $20 million.
2016 Full-Year Guidance
Altria reaffirms its guidance for 2016 full-year adjusted diluted EPS to be in a range of $3.00 to $3.05. This range represents a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.80 in 2015 shown in Table 1 below. This range excludes the 2016 special items shown in Table 2. This guidance does not include any impact from the anticipated AB InBev and SABMiller business combination, as the transaction remains subject to certain approvals and the closing date has not yet been determined.
Altria continues to expect that its 2016 full-year effective tax rate on operations will be approximately 35.3%.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2015 Adjusted Results

Full Year
2015
Reported diluted EPS	$2.67
NPM Adjustment Items	(0.03)
Tobacco and health litigation items	0.05
SABMiller special items	0.04
Loss on early extinguishment of debt	0.07
Adjusted diluted EPS	$2.80
ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 4.5% to $6.1 billion in the first quarter, reflecting higher net revenues in all reportable segments. Altria’s revenues net of excise taxes increased 6.0% to $4.5 billion.
Altria’s 2016 first-quarter reported diluted EPS increased 19.2% to $0.62, primarily driven by the 2015 loss on early extinguishment of debt and higher reported OCI in the smokeable and smokeless products segments, which included the restructuring charges associated with the productivity initiative. These factors were partially offset by lower earnings from Altria’s equity investment in SABMiller.

Altria’s first-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 14.3% to $0.72, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and lower interest and other debt expense.

Table 2 - Altria’s Adjusted Results

	First Quarter
	2016	2015	Change
Reported diluted EPS	$0.62	$0.52	19.2%
NPM Adjustment Items	0.01	—
Tobacco and health litigation items	0.01	0.01
SABMiller special items	0.05	0.03
Loss on early extinguishment of debt	—	0.07
Asset impairment, exit and implementation costs	0.04	—
Gain on derivative financial instrument	(0.01)	—
Adjusted diluted EPS	$0.72	$0.63	14.3%
NPM Adjustment Items
During the first quarter of 2016, PM USA recorded a pre-tax charge of $18 million, comprised of an increase to cost of sales of $12 million and a decrease to interest income of $6 million related to changes to previously recorded NPM Adjustment Items related to a dispute with the State of Maryland. The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedule 4.
Tobacco and Health Litigation Items
In the first quarter of 2016, PM USA recorded pre-tax charges for tobacco and health litigation items of $38 million, primarily related to an April 2016 agreement to resolve the Aspinall case.  The Aspinall settlement remains subject to court approval and includes $4.9 million in statutory damages awarded at trial, $10 million in interest costs and other fees and costs.  During the first quarter of 2015, PM USA recorded a pre-tax charge of $43 million that PM USA paid to resolve approximately 415 Engle progeny lawsuits pending in federal court. The EPS impact of these charges including interest costs is shown in Table 2 and Schedule 4.
SABMiller Special Items
In the first quarter of 2016 and 2015, Altria’s share of SABMiller pre-tax special items totaled $166 million and $86 million, respectively, primarily reflecting asset impairment charges. The EPS impact of the SABMiller special items is shown in Table 2 and Schedule 4.
Loss on Early Extinguishment of Debt
In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due in 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million in the first quarter of 2015.  The EPS impact of loss on early extinguishment of debt is shown in Table 2 and Schedule 4.

Asset Impairment, Exit and Implementation Costs
During the first quarter of 2016, Altria recorded a pre-tax charge of $122 million for asset impairment, exit and implementation costs in connection with the productivity initiative discussed above. The EPS impact of these costs is shown in Table 2 and Schedule 4.
Gain on Derivative Financial Instrument
During the first quarter of 2016, Altria recorded a pre-tax gain of $40 million for the change in the fair value of an option that hedges Altria’s British pound exposure related to the cash consideration that Altria expects to receive from the AB InBev and SABMiller business combination. The EPS impact of this gain is shown in Table 2 and Schedule 4.
SMOKEABLE PRODUCTS
The smokeable products segment delivered adjusted OCI and adjusted OCI margin growth in the first quarter, primarily through higher pricing. PM USA grew its total cigarette retail share.
The smokeable products segment’s net revenues increased 3.8% in the quarter primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 5.3%.
The smokeable products segment’s 2016 first-quarter reported OCI increased 3.9%, primarily due to higher pricing, higher volume and lower SG&A and manufacturing costs. These factors were partially offset by restructuring costs in connection with the productivity initiative, higher resolution expenses and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 9.2%, and adjusted OCI margins expanded 1.7 percentage points to 48.1%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2016	2015	Change
Net revenues	$5,422	$5,221	3.8%
Excise taxes	(1,499)	(1,495)
Revenues net of excise taxes	$3,923	$3,726	5.3%

Reported OCI	$1,751	$1,686	3.9%
NPM Adjustment Items	12	—
Asset impairment, exit and implementation costs	99	—
Tobacco and health litigation items	26	43
Adjusted OCI	$1,888	$1,729	9.2%
Adjusted OCI margins [1]	48.1%	46.4%	1.7 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume increased 1.2% in the first quarter of 2016, as an extra shipping day, trade inventory movements and retail share gains more than offset industry volume decline. When adjusted for an extra shipping day, trade inventory movements and other factors,

PM USA estimates that its domestic cigarettes shipment volume decreased by approximately 0.5%. PM USA estimates that total industry cigarette volumes decreased approximately 1%.
Middleton’s reported cigars shipment volume increased 8.3% in the first quarter, driven primarily by Black & Mild in the tipped cigars segment. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2016	2015	Change
Cigarettes:
Marlboro	25,361	25,117	1.0%
Other premium	1,514	1,578	(4.1)%
Discount	2,664	2,503	6.4%
Total cigarettes	29,539	29,198	1.2%

Cigars:
Black & Mild	317	298	6.4%
Other	10	4	100.0% +
Total cigars	327	302	8.3%

Total smokeable products	29,866	29,500	1.2%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share remained at 44.0% in the first quarter. PM USA grew its total retail share by 0.3 points driven by L&M in Discount.  In the machine-made large cigars category, while Black & Mild’s overall retail share declined by 0.7 points, Black & Mild maintained its retail share in the more profitable tipped cigars segment. Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	First Quarter
	2016	2015	Percentage point change
Cigarettes:
Marlboro	44.0%	44.0%	—
Other premium	2.7	2.8	(0.1)
Discount	4.7	4.3	0.4
Total cigarettes	51.4%	51.1%	0.3

Cigars:
Black & Mild	25.9%	26.6%	(0.7)
Other	0.5	0.3	0.2
Total cigars	26.4%	26.9%	(0.5)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.
SMOKELESS PRODUCTS
The smokeless products segment grew adjusted OCI and expanded adjusted OCI margins in the first quarter of 2016. USSTC also increased Copenhagen and Skoal’s combined retail share.
The smokeless products segment’s net revenues increased 11.4%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 12.3%.
Reported OCI increased 11.6% in the first quarter primarily due to higher pricing and higher volume, partially offset by restructuring costs in connection with the productivity initiative and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 6, grew 16.7%. Adjusted OCI margins for the smokeless products segment increased 2.4 percentage points to 65.5%. Table 6 summarizes revenues and OCI for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2016	2015	Change
Net revenues	$479	$430	11.4%
Excise taxes	(32)	(32)
Revenues net of excise taxes	$447	$398	12.3%

Reported OCI	$280	$251	11.6%
Asset impairment and exit costs	13	—
Adjusted OCI	$293	$251	16.7%
Adjusted OCI margins [1]	65.5%	63.1%	2.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 7.8% in the first quarter, driven by Copenhagen and Skoal, partially offset by declines in Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 8.7%, partially driven by the national expansion of Copenhagen Mint.
After adjusting for trade inventory movements, including Copenhagen Mint pipeline volume, and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 3% in the first quarter. USSTC estimates that the smokeless products category volume grew approximately 2.5% over the past six months.
Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2016	2015	Change

Copenhagen	124.8	110.1	13.4%
Skoal	64.5	64.0	0.8%
Copenhagen and Skoal	189.3	174.1	8.7%
Other	16.8	17.0	(1.2)%
Total smokeless products	206.1	191.1	7.8%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.5 share points in the first quarter to 51.6%. Copenhagen’s retail share grew 1.1 share points and Skoal’s retail share declined 0.6 share points.
Total smokeless products retail share increased by 0.2 share points to 55.1% in the first quarter. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	First Quarter
	2016	2015	Percentage point change

Copenhagen	32.4%	31.3%	1.1
Skoal	19.2	19.8	(0.6)
Copenhagen and Skoal	51.6	51.1	0.5
Other	3.5	3.8	(0.3)
Total smokeless products	55.1%	54.9%	0.2
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues in the first quarter of 2016 by 8.2%. Ste. Michelle’s OCI increased by 3.7%, primarily driven by increased shipments, mostly offset by higher costs. OCI margins decreased 0.9 percentage points to 20.0%. Table 9 summarizes revenues and OCI for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	First Quarter
	2016	2015	Change
Net revenues	$145	$134	8.2%
Excise taxes	(5)	(5)
Revenues net of excise taxes	$140	$129	8.5%

Reported and Adjusted OCI	$28	$27	3.7%
OCI margins [1]	20.0%	20.9%	(0.9) pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle’s reported first quarter shipment volume was 1,851 thousand cases, an increase of 8.1%, primarily driven by strong performance among its core premium brands and the timing of the early Easter holiday.
Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to AB InBev’s proposed transaction to effect a business combination with SABMiller include the following: the risk that one or more conditions to closing the proposed transaction may not be satisfied; the risk that a shareholder or regulatory approval required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; AB InBev’s inability to achieve the contemplated synergies and value creation from the proposed transaction; the fact that Altria’s election to receive transaction consideration in the form of equity is subject to proration, which may result in a reduced percentage ownership of the combined company, additional tax liabilities and/or changes in our accounting treatment of the investment; the fact that the equity securities to be received by Altria as transaction consideration will be subject to restrictions on transfer lasting five years from completion of the proposed transaction; the risk that AB InBev’s share price, which affects the value of Altria’s transaction consideration, will fluctuate based on a variety of factors that are beyond Altria’s control; the fact that the strengthening of the U.S. dollar against the British pound would adversely affect Altria’s cash consideration as the British pound would translate into fewer U.S. dollars; the risk that the tax treatment of Altria’s transaction consideration is not guaranteed; and that the tax treatment of the dividends Altria receives from the new company may not be as favorable as dividends from SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$6,066	$5,804	4.5%
Cost of sales [1]	1,874	1,797
Excise taxes on products [1]	1,536	1,532
Gross profit	2,656	2,475	7.3%
Marketing, administration and research costs	503	552
Asset impairment and exit costs	115	—
Operating companies income	2,038	1,923	6.0%
Amortization of intangibles	5	5
General corporate expenses	51	53
Corporate asset impairment and exit costs	5	—
Operating income	1,977	1,865	6.0%
Interest and other debt expense, net	200	209
Loss on early extinguishment of debt	—	228
Earnings from equity investment in SABMiller	(66)	(134)
Gain on derivative financial instrument	(40)	—
Earnings before income taxes	1,883	1,562	20.6%
Provision for income taxes	665	544
Net earnings	1,218	1,018	19.6%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$1,217	$1,018	19.5%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.62	$0.52	19.2%

Weighted-average diluted shares outstanding	1,956	1,966	(0.5)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$5,422	$479	$145	$20	$6,066
2015	5,221	430	134	19	5,804
% Change	3.8%	11.4%	8.2%	5.3%	4.5%

Reconciliation:
For the quarter ended March 31, 2015	$5,221	$430	$134	$19	$5,804
Operations	201	49	11	1	262
For the quarter ended March 31, 2016	$5,422	$479	$145	$20	$6,066

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$1,751	$280	$28	$(21)	$2,038
2015	1,686	251	27	(41)	1,923
% Change	3.9%	11.6%	3.7%	48.8%	6.0%

Reconciliation:
For the quarter ended March 31, 2015	$1,686	$251	$27	$(41)	$1,923
Tobacco and health litigation items - 2015	43	—	—	—	43
	43	—	—	—	43

NPM Adjustment Items - 2016	(12)	—	—	—	(12)
Asset impairment, exit and implementation costs - 2016	(99)	(13)	—	(5)	(117)
Tobacco and health litigation items - 2016	(26)	—	—	—	(26)
	(137)	(13)	—	(5)	(155)
Operations	159	42	1	25	227
For the quarter ended March 31, 2016	$1,751	$280	$28	$(21)	$2,038

		Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2016	2015
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,499	$1,495
Smokeless products	32	32
Wine	5	5
	$1,536	$1,532

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products [1]	$1,155	$1,049
Smokeless products	2	2
	$1,157	$1,051

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$68	$67
Smokeless products	1	1
	$69	$68

[1] Amount includes an increase to cost of sales of $12 million for the quarter ended March 31, 2016 related to the NPM Adjustment Items.

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2016 Net Earnings	$1,217	$0.62
2015 Net Earnings	$1,018	$0.52
% Change	19.5%	19.2%

Reconciliation:
2015 Net Earnings	$1,018	$0.52

2015 Tobacco and health litigation items	27	0.01
2015 SABMiller special items	56	0.03
2015 Loss on early extinguishment of debt	143	0.07
2015 Tax items	2	—
Subtotal 2015 special items	228	0.11

2016 NPM Adjustment Items	(11)	(0.01)
2016 Tobacco and health litigation items	(24)	(0.01)
2016 SABMiller special items	(108)	(0.05)
2016 Asset impairment, exit and implementation costs	(78)	(0.04)
2016 Gain on derivative financial instrument	26	0.01
2016 Tax items	(1)	—
Subtotal 2016 special items	(196)	(0.10)

Operations	167	0.09
2016 Net Earnings	$1,217	$0.62

2016 Net Earnings Adjusted For Special Items	$1,413	$0.72
2015 Net Earnings Adjusted For Special Items	$1,246	$0.63
% Change	13.4%	14.3%

		Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$3,815	$2,369
Inventories	2,108	2,031
Deferred income taxes	1,175	1,175
Other current assets	400	511
Property, plant and equipment, net	1,955	1,982
Goodwill and other intangible assets, net	17,308	17,313
Investment in SABMiller	5,743	5,483
Finance assets, net	1,165	1,239
Other long-term assets	394	360
Total assets	$34,063	$32,463

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$4	$4
Accrued settlement charges	4,760	3,590
Other current liabilities	3,852	3,484
Long-term debt	12,846	12,843
Deferred income taxes	5,606	5,663
Accrued postretirement health care costs	2,314	2,245
Accrued pension costs	1,479	1,277
Other long-term liabilities	417	447
Total liabilities	31,278	29,553
Redeemable noncontrolling interest	37	37
Total stockholders’ equity	2,748	2,873
Total liabilities and stockholders’ equity	$34,063	$32,463

Total debt	$12,850	$12,847